Exhibit 99(a)(1)(P)

Zoomcar Announces Extension of Offer to Exchange Outstanding Warrants for Common Stock

Bengaluru, India, May 12, 2026 (GLOBE NEWSWIRE) — Zoomcar Holdings, Inc. (OTCQB: ZCAR) (the “Company”), the leading peer-to-peer self-drive car-sharing marketplace in India, today announced that it is extending the expiration date of its previously announced offer to exchange (the “Offer to Exchange”) certain outstanding warrants for shares of the Company’s common stock.

The Offer to Exchange, which was previously scheduled to expire at 5:00 p.m., Eastern Time, on May 11, 2026, has been extended and will now expire at 5:00 p.m., Eastern Time, on June 30, 2026, unless further extended by the Company. The Company is extending the Offer to Exchange to provide additional time for holders to consider the Offer to Exchange and for the satisfaction of the conditions thereto, including stockholder approval of an increase in the Company’s authorized shares of common stock.

Warrants previously tendered and not withdrawn remain validly tendered and do not need to be re-tendered. Holders who have not yet tendered, and holders who previously withdrew their warrants, may still participate by following the procedures described in the Schedule TO and related offer materials. Tendered warrants may be withdrawn at any time prior to the expiration of the Offer to Exchange.

Except as described above, all terms and conditions of the Offer to Exchange remain unchanged. Holders are urged to read the Company’s Tender Offer Statement on Schedule TO, as amended, and the related offer materials filed with the Securities and Exchange Commission (the “SEC”), which contain important information regarding the Offer to Exchange. Questions and requests for assistance may be directed to the Exchange Agent, Vinyl Equity, Inc., at inquiries@vinylequity.com or 888-808-4695.

No Offer or Solicitation

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE OFFER TO EXCHANGE IS BEING MADE ONLY PURSUANT TO THE OFFER MATERIALS FILED WITH THE SEC.

About Zoomcar

Founded in 2013, Zoomcar (OTCQB: ZCAR) is India’s leading peer-to-peer car-sharing marketplace, connecting vehicle owners (“Hosts”) with customers (“Guests”) seeking flexible and affordable mobility solutions. Zoomcar operates an asset-light platform model and serves millions of users across India.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “potential,” “aim,” “project,” and similar expressions.

Forward-looking statements in this press release include, without limitation, statements regarding the Offer to Exchange, including the extension, timing, terms, and completion of the Offer to Exchange; the level of participation by holders of Eligible Warrants; the Company’s ability to satisfy the conditions to the Offer to Exchange (including obtaining stockholder approval for an increase in authorized shares of common stock); the effects of the Offer to Exchange on the Company’s capital structure; and the expected benefits of reducing the number of outstanding warrant instruments.

These forward-looking statements are based on management’s current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others: the level of participation in the Offer to Exchange; the Company’s ability to meet the conditions to the Offer to Exchange; delays in or failure to obtain required stockholder approvals; market, economic, and capital markets conditions; regulatory developments; the Company’s operating performance and liquidity; and the possibility that the Company may delay, modify, suspend, or abandon the Offer to Exchange.

Additional risks and uncertainties are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, its subsequent Quarterly Reports on Form 10-Q, and other filings with the SEC.

Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances after the date of this press release, whether as a result of new information, future events, or otherwise.

Investor Contact:

Zoomcar Holdings, Inc.

investors@zoomcar.com